CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                              TADEO HOLDINGS, INC.



                     Pursuant to Section 242 of the Delaware

                             General Corporation Law



         Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer of the Corporation, hereby certifies and sets forth as follows:

         FIRST:   The name of the Corporation is Tadeo Holdings, Inc. (the
"Corporation").

         SECOND: The Certificate of Incorporation of the Corporation was filed by the Secretary of State on the 12th day of May, 1989.

         THIRD: The Certificate of Incorporation is hereby amended to change the corporate name pursuant to Sections 241 and 242 of the General Corporation Law. Article "FIRST" of the Certificate of Incorporation is hereby amended as follows:

         "FIRST: The name of the Corporation is TekInsight.Com, Inc."

         FOURTH: The amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Business Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned hereby signs his name and affirms that the statements made herein are true under the penalties of perjury, this 30th day of November, 1999.



                               /s/ Alexander Kalpaxis
                               Alexander Kalpaxis, Executive Vice President